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
 FORM 3                                                                                                          OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     --------------------------
                                                    WASHINGTON D.C. 20549                                 OMB Number:3235-0104
                                                                                                          Expires: September 30,1998
                                    INITIAL STATEMENT OF BENEFICIAL OF SECURITIES                         Enlisted average burden
                                                                                                          hours per response...8.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                            Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)    Section 30(f) of the Investment Company Act of 1940.
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1. Name and Address of Reporting Person |  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
                                        |     (Month/Day/Year)           | UNIVERSAL FOODS CORPORATION UFC
                                        |                                |----------------------------------------------------------
SLATER, JORGE                           |  APRIL 9, 1998                 | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. IRS or Social               |
UNIVERSAL FOODS CORPORATION             |    Security Number             |     _______Director       _______  10% Owner
433 EAST MICHIGAN STREET                |    of Reporting                |
----------------------------------------|    Person (Voluntary)          |     ___X___ Officer (give _______ Other (specify
               (Street)                 |    ###-##-####                 |                                          below)
MILWAUKEE         WI             53202  |                                |
--------------------------------------- |                                |   PRESIDENT - ASIA-PACIFIC
(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of
                                        |                                |    Original (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group
                                        |                                |    Filing (Check Applicable Line)
                                        |                                |   X form Filed by the Reporting Person
                                        |                                |   -
                                        |                                |   _ Form Filed by More than One Reporting Person
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                                        |      Table I - Non Derivative Securities Beneficially Owned
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1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership       |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Form Direct     |   Beneficially Owner-
                                                       |    (Instr. 4)                 |    (D) or indirect |   Ship
                                                       |                               |    (f) (Instr. 5)  |   (Instr. 5)
-------------------------------------------------------|----------------------------------------------------------------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
COMMON STOCK                                           |       306.194                 |          I         | Top Hat Plan (1)
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
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Reminder:  Report on a separate line for each class of securities beneficially owned or directly or Indirectly              (Over)
* If the form is filed more than one reporting person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)
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FORM 3 (continued)  TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |    ship     |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|    Form of  |     Beneficial
                                 |     Date        |                                    |     Price of|    Deriv-   |     Ownership
                                 |     (Month/Day/ |                                    |     Deri-   |    ative    |     (Instr. 5)
                                 |     Year)       |                                    |     vative  |    Security:|
                                 |-------------------------------------------------------     Security|    Direct   |
                                 |Date    |Expira- |           Title           |Amount  |             |    (D) or   |
                                 |Exer-   |tion    |                           |or      |             |    Indirect |
                                 |cisable |Date    |                           |Number  |             |    (I)      |
                                 |        |        |                           |of      |             | (Instr. 5)  |
                                 |        |        |                           |Shares  |             |             |
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Employee Stock Option            |        |        |                           |        |             |             |
(right to buy)                   |  (2)   |1/27/07 |       Common Stock        | 4,000  | $34.3750    |     D       |
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Employee Stock Option            |        |        |       Common Stock        | 3,900  | $42.2500    |     D       |
(right to buy)                   |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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(1) Represents shares held in the Universal Foods Corporation To Hat Plan, a non-qualified employee stock ownership plan, as of the most recent statement date.
(2) Vests in three equal annual installments beginning on January 27, 1998.
(3) Vests in three equal annual installments beginning on January 28, 1999.


                                        /s/ Michael L. Hennen    April 20, 1998
                                        ------------------------ --------------
                                        **Signature of Reporting       Date
                                        Person Attorney in Fact
                                        for Mr. Jorge Slated

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 1B U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed./ If space is insufficient,.
      See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                  SEC 1473(7-96)